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Crude Oil Exchange Traded Notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated Nov 12, 2008



Description

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO), PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude Oil Double Short Exchange Traded Note (Symbol: DTO), (collectively, the "PowerShares DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index – Oil (the "Index"), which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treary Bills. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index, and the Short and Double Short ETNs are based on the standard version of the Index. The Optimum Yield™ version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet
Prospectus

Fund Annual Rebalance

The following funds did not re-balance to their base weights on Nov 10th: DBA,DBB,DBC,DBE,DBP. Re-balance will occur on the close on Nov 11th (DBA W Z8 will roll over next 3 days). For exact fund weights call (212) 250 5883.

DTO Financial Details

Ticker: DTO	
Last Update	11-Nov-2008 09:49 AM
Price	N.A.
DTO Index Level*	932.24
Indicative Intra-day Value**	83.90
Last end of day Value***	78.47940
Last date for end of day Value	10-Nov-2008

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DTO
*** Last end of day DTO RP

DXO Financial Details

Ticker: DXO	
Last Update	11-Nov-2008 09:49 AM
Price	N.A.
DXO Index Level*	1,847.10
Indicative Intra-day Value**	4.61
Last end of day Value***	4.98896
Last date for end of day Value	10-Nov-2008

Index History (%)[1]



Growth of $10,000
Index +2x levered
Index +1x levered
$10.0m
$8.0m
$6.0m
$4.0m
$2.0m
$0k
$8,117,517
$706,980
Index -1x levered
Index -2x levered
$15k
$10k
$5k
$0k
$102
$0
'88
'89
'90
'91
'92
'93
'94
'95
'96
'97
'98
'99
'00
'01
'02
'03
'04
'05
'06
'07
'08

Source: DB / Bloomberg

Long ETN Index Weights

As Of: 10-Nov-2008

Commodity	Contract Expiry Date	Weight %
Light Crude	22-Jun-2009	100

Short ETN Index Weights

As Of: 10-Nov-2008

Commodity	Contract Expiry Date	Weight %
Light Crude	19-Dec-2008	100

Poweshares DB Crude Oil ETN and Index Data

Ticker symbols

Crude Oil Double Long	DXO
Crude Oil Long	OLO
Crude Oil Short	SZO

[1] Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. PowerShares DB Crude Oil ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs, less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index – Optimum Yield Crude Oil™, and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index - Light Crude™ (the "Commodity Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the DXO
*** Last end of day DXO RP

OLO Financial Details

Ticker: OLO

Last Update	11-Nov-2008 09:49 AM
Price	N.A.
OLO Index Level*	1,847.10
Indicative Intra-day Value**	12.13
Last end of day Value***	12.58267
Last date for end of day Value	10-Nov-2008

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the OLO
*** Last end of day OLO RP

SZO Financial Details

Ticker: SZO

Last Update	11-Nov-2008 09:49 AM
Price	N.A.
SZO Index Level*	932.24
Indicative Intra-day Value**	48.24
Last end of day Value***	46.51713
Last date for end of day Value	10-Nov-2008

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing
** Indicative intra-day value of the SZO
*** Last end of day SZO RP

Contact Information

Any questions please call
1-877-369-4617

Crude Oil Double Short                 DTO

Intraday Indicative value symbols

Crude Oil Double Long                  DXOIV

Crude Oil Long                         OLOIV

Crude Oil Short                        SZOIV

Crude Oil Double Short                 DTOIV

CUSIP symbols

Commodity Double Long                  25154K882

Commodity Long                         25154K866

Commodity Short                        25154K874

Commodity Double Short                 25154K809

Details

ETN price at listing                   $25.00

Inception date                         6/16/08

Maturity date                          6/01/38

Yearly investor fee                    0.75%

Listing exchange NYSE                  Arca

DB Optimum Yield(TM) Crude             DBLCOCLT

Oil Index

DB Standard Crude Oil Index            DBRCLTR

Issuer

Deutsche Bank AG, London

Branch

Long-term Unsecured

Obligations

S&P rating                             AA-

Moody's rating                         Aa1

oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS.

(2) The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement. Not FDIC Insured -- No Bank
Guarantee -- May Lose Value.

The PowerShares DB Crude Oil ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to the Index. The rating of
Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank AG,
London Branch's ability to meet its obligations. The PowerShares DB Crude Oil
ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity, and leveraged losses. Investing in the PowerShares DB
Crude Oil ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB
Crude Oil ETNs are concentrated in a single commodity sector, are speculative, and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long Exchange Trade Note and the PowerShares
DB Crude Oil Double Short Exchange Trade Note are both leveraged investments. As such, they are

Risks[2]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to oil
- Acceleration risk

likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

[3] Deutsche Bank AG, London Branch and its affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Benefits

- Leveraged and short notes
- Low cost
- Intraday access
- Listed
- Transparent
- Tax Treatment[3]

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.

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